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
                                                      EXHIBIT 12

                                                1998           1997            1996            1995           1994
                                            ------------   ------------    ------------    ------------   ------------
Net Earnings Before
    Extraordinary Item                      $ 32,441,198   $ 30,384,643    $ 19,839,374    $ 12,707,271    $ 8,915,373
Plus:  Merger Transaction Costs                5,501,343              0               0               0              0
                                            ------------   ------------    ------------    ------------    -----------
Net Earnings Before Extraordinary Item and
    Merger Transaction Costs                  37,942,541     30,384,643      19,839,374      12,707,271      8,915,373

Fixed Charges:
    Interest on Indebtedness                  13,444,646     11,477,929       7,206,291       3,834,388        497,670
    Discount Relating to Indebtedness             15,244              0               0               0              0
    Amortization of Loan Costs                   710,491        825,014         748,638         322,176        254,080
                                            ------------   ------------    ------------    ------------    -----------
                                              14,170,381     12,302,943       7,954,929       4,156,564        751,750

Net Earnings Before Extraordinary
    Item, Merger Transaction Costs and
    Fixed Charges                             52,112,922     42,687,586      27,794,303      16,863,835      9,667,123

Divided by Fixed Charges
    Fixed Charges                             14,170,381     12,302,943       7,954,929       4,156,564        751,750
    Capitalized Interest                       1,111,615        133,202               0               0              0
                                            ------------   ------------    ------------    ------------    -----------
                                            $ 15,281,996   $ 12,436,145    $  7,954,929    $  4,156,564    $   751,750
                                            ------------   ------------    ------------    ------------    -----------

Ratio of Net Earnings to Fixed Charges              3.41           3.43            3.49            4.06          12.86
                                            ============   ============    ============    ============    ===========
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